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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

          Georgia-Pacific Corporation
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        (Last)                      (First)                        (Middle)

               133 Peachtree Street, N.E.
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                                   (Street)

          Atlanta                  Georgia                           30303
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        (City)                      (State)                           (Zip)
* If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).)

2.  Date of Event Requiring Statement (Month/Day/Year)                6/26/99
                                                                   -------------

3.  IRS Identification Number of Reporting Person (Voluntary)
                                                             ------------------

4.  Issuer Name and Ticker or Trading Symbol  Unisource Worldwide, Inc. (UWW)
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [_] Director    [_] Officer             [_] 10% Owner    [X] Other
                        (give title below)                       (specify below)
                          Direct parent of 10% Owner
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form Filed by One Reporting Person

     [_] Form filed by More than One Reporting Person
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
                      (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock, par                                           By Atlanta
value $.001 per share    63,732,428              I          Acquisition Corp.
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Common Stock, par
value $.001 per share    1,000                   D          N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                    1 of 2

              TABLE II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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     N/A                         N/A        N/A          N/A              N/A              N/A           N/A             N/A
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                       /s/ James F. Kelley                        July 2, 1999
                       ----------------------------------------   ------------
                       **James F. Kelley (Senior Vice President   Date
                       Law and General Counsel) on behalf of
                       Georgia-Pacific Corporation

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